EXHIBIT 99.1

July 13, 2022

Dear Stockholder:

On July 8, 2022, the board of directors (the “Board”) of Hartman Short Term Income Properties XX, Inc. (the “Company” or “our”) suspended the distributions to the Company’s stockholders on a temporary basis.

Rising interest costs, inflation, and recession uncertainty are anticipated to pose challenges to our free cash flow. While the Board and management continue to actively pursue refinance options for our floating rate debt, the current state of the credit markets makes obtaining appropriate fixed rate debt challenging. Further, the increase in inflation in the United States has led to higher operating and construction costs, negatively impacting our current free cash flow.

Considering the current economic environment and associated uncertainty, the Board and management believe that cash preservation is of critical importance, and the temporary suspension of the distributions is a prudent measure to strengthen our balance sheet and support the long-term fiscal health of the Company. The Board and management will continuously evaluate the Company’s financial condition and the economic environment to determine an appropriate time for the reinstatement of the distribution to stockholders.

Thank you for your support as the Company works to protect your investment and navigate these challenges.

Sincerely,

/s/ Allen R. Hartman

Allen R. Hartman
Chief Executive Officer
Hartman Short Term Income Properties XX, Inc.